CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement and the Registration Statements of Scios Inc. on Form S-8 (File No. 2-90477, File No. 2-97606, File No. 33-39878, File No. 33-51590 and File No. 333-35201)
and Form S-3 (File No. 33-18958) of our report dated January 30, 1998, on our audits of the consolidated financial statements of Scios Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the 1997 Annual Report on Form 10-K.

                                                Coopers & Lybrand L.L.P.



San Jose, California
June 5, 1998